Exhibit 10.5

FIRST FOUNDATION INC.

2015 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

On ______ __, 20__, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of First Foundation Inc., a Delaware corporation (the “Company”), granted to ________________ (“Participant” or “you”), pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”), an option (the “Option”) entitling you to purchase the number of shares of Common Stock of the Company set forth below (the “Option Shares”) on the terms and subject to the conditions set forth in this Stock Option Agreement (this “Agreement”) and in the Plan.  Any capitalized term not defined in this Agreement shall have the same meaning ascribed to it in the Plan, unless the context in which such term is used in this Agreement indicates otherwise.

Grant Date:	__________ __, 20__
Total Number of Option Shares:	Shares
Exercise Price Per Share:	$
Type of Option (check one):	☐ Incentive Stock Option (“ISO”) ☐ Nonqualified Stock Option (“NSO”)
Vesting Commencement Date:	___________ __, 20__
Vesting Schedule:
Term of Option:	The Option will expire on the _____ (__th) anniversary of the Grant Date, unless sooner terminated as provided in this Option Agreement.
Additional Terms and Conditions:

☐If this box is checked, the additional terms and conditions set forth on Attachment A hereto (as executed by the Company) are applicable and are incorporated herein by reference.  [No document need be attached as Attachment A if the box is not checked.]

BY SIGNING BELOW, YOU ARE ACCEPTING THE OPTION AND ENTERING INTO THIS STOCK OPTION AGREEMENT AND YOU ARE AGREEING TO ALL OF THE TERMS, RESTRICTIONS AND CONDITIONS CONTAINED IN THIS AGREEMENT AND IN THE PLAN.  You also acknowledge that you have previously received copies of the following: (i) this Agreement; (ii) the Plan, and (iii) the Plan Prospectus.

PARTICIPANT: Signature: Print Name:	FIRST FOUNDATION INC. By: Name: Its:

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Agreement continues on next page.)

1.Grant of Option.  The Company has granted the Option to Participant, which entitles Participant to purchase all or any portion of the number of Option Shares at the exercise price per share (the “Exercise Price”) stated on the first page of this Option Agreement and on the other terms and subject to the conditions set forth in this Agreement and in the Plan.

2.Vesting of Option.  The right to exercise this Option shall vest and become exercisable as set forth on the first page of this Option Agreement.  No Option Shares shall vest after the date of termination of Participant’s continuous Service, but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of Option Shares that had vested at on or prior to the date of the termination of Participant’s continuous Service.

3.Term of Option.  The right of the Participant to exercise this Option shall terminate upon the first to occur of the following:

(a)the expiration of _____ (__) years from the date of this Agreement;

(b)the expiration of three (3) months from the date of termination of Participant’s continuous Service, if such termination occurs for any reason other than permanent disability, death, voluntary resignation or “Cause” (as defined in Section 2.5 of the Plan); provided, however, that if Participant dies during such three-month period, then, the provisions of Section 3(e) below shall apply;

(c)the date of termination of Participant’s continuous Service if such termination is the result of a voluntary resignation by Participant or a termination of Participant’s continuous Service for “Cause” (as defined in Section 2.5 of the Plan);

(d)the expiration of one (1) year from the date of termination of Participant’s continuous Service if such termination is due to permanent disability of the Participant (as defined in Section 22(e)(3) of the Code);

(e)the expiration of one (1) year from the date of termination of Participant’s continuous Service if such termination is due to Participant’s death or if death occurs during the three-month following termination of Participant’s continuous Service pursuant to Section 3(b) above; or

(f)upon the consummation of a “Corporate Transaction” (as defined in Section 2.11 of the Plan), unless the Option is assumed, as provided in Section 12.1 of the Plan, by the successor entity or acquiring person in such Corporate Transaction.

4.Exercise of Option.  On or after the vesting of any the Option Shares, in accordance with Section 2 hereof, and continuing until termination of the right to exercise this Option in accordance with Section 3 above, the Option Shares which have vested may be exercised in whole or in part by the Participant (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(a)a written notice of exercise which identifies this Agreement and states the number of Option Shares then being purchased (but no fractional Shares may be purchased);

(b)a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Compensation Committee has theretofore approved under the provisions of Section 13.1 of the Plan);

(c)a check or cash, or other form of payment approved by the Committee as described in Section 9(b) below, in the amount requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Participant in connection with the exercise of this Option; and

(d)a letter or agreement, if requested by the Company, in such form and substance as the Company may require, containing representations and warranties and covenants of the Participant, or Participant’s permitted transferee or Successor as the Administrator may require to enable the Company to issue the Shares in compliance with the Securities Act and applicable state securities laws.

5.Death of Participant; Transferability.  If the Option is designated, on the first page hereof, as an “Incentive Stock Option” (which is defined in Section 422 of the Code), then, the Option may be transferred or assigned only to the extent consistent with Section 422 of the Code and in no event shall any transferee, to whom this Option may be assigned or transferred in conformity with Section 422 of the Code, be entitled to transfer the Option in whole or in part to any other person or entity.  If the Option is designated as a “Nonqualified Stock Option” or “’NSO” on the first page of this Agreement, then, unless otherwise determined by the Committee, the Option may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee has made the Option transferable, including by instrument to an inter-vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a “Permitted Transferee” (as defined in Section 2.30 of the Plan), this Agreement shall be amended to contain such additional terms and conditions as the Committee deems appropriate. This Option will be exercisable: (a) during the Participant’s lifetime only by (i)  Participant, or (ii) Participant’s guardian or legal representative; (b) after Participant’s death, by Participant’s legal representative or heirs or legatees, and (c) by a Permitted Transferee (if any).

6.Rights as Stockholder.  The Participant (or any Permitted Transferee of this Option, whether by will or by the laws of descent and distribution or otherwise) shall have no rights as a stockholder of the Company with respect to any of the Option Shares until the Participant (or if applicable, such Permitted Transferee) has duly exercised this Option, paid the Exercise Price therefor and become a holder of record of any or all of the Option Shares.

7.Adjustments Upon Changes in Capital Structure.  In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, reclassification, stock dividend or other similar change in the capital structure of the Company, then, in accordance with the provisions of Section 3.5 of the Plan, appropriate adjustment shall be made by the Compensation Committee to the number of Option Shares subject to the unexercised portion of this Option and to the Per Share Exercise Price, in order to preserve, as nearly as practical, but not to increase, the benefits of the Participant under this Option.

8.Tax Consequences.  YOU SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR SELLING OR OTHERWISE DISPOSING OF ANY OF THE OPTION SHARES.

(a)Exercising the Option.  You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise.

(b)Notice of Disqualifying Disposition of ISO Shares.  If you sell or otherwise dispose of any of the Option Shares acquired pursuant to an ISO on or before the later of: (i) two (2) years after the Grant Date, or (ii) one (1) year after the date of exercise, you shall immediately notify the Company in writing of such disposition. You agree that you may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current compensation paid to you.

9.Withholding Taxes and Stock Withholding Applicable to Employee Participants.  If you are an employee of the Company or any Company Affiliate, you agree as follows:

(a)Regardless of any action that may be taken by the Company or any Company Affiliate with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that (i) you are and will ultimately be liable to pay all Tax-Related Items legally due by you and (ii)  neither the Company nor any Company Affiliate (A) is making any representations or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise, or the receipt of any dividends; and (ii) is committing to structure the grant or the terms or any other aspect of the Option to reduce or eliminate your liability for Tax-Related Items.  You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Company Affiliate (as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the issuance to you of any Option Shares upon exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or any Company Affiliate by which you are employed, if other than the Company, to satisfy all withholding and payment on account obligations of the Company and/or such Company Affiliate.  In this regard, you authorize the Company and/or such Company Affiliate to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or such Company Affiliate.  With the prior approval of the Compensation Committee (as may be evidenced by provisions contained in Attachment A hereto), these arrangements may also include, if permissible under applicable law and government regulations: (i) withholding and cancelling Option Shares that otherwise would be issued to you when you exercise the Option, provided that the Company only withholds a number of Option Shares required to satisfy the minimum statutory withholding amount, (ii) delivering to the Company for cancellation shares of Company Common Stock already owned by you, (iii) having the Company withhold taxes from the proceeds of the sale of the Option Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (iv) your payment of a cash amount, or (v) any other arrangement approved in advance by the Compensation Committee, all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy, if applicable, and applicable law.  The Fair Market Value (as defined in the Plan) of any Option Shares withheld or other shares of Company Common Stock cancelled to pay any or all Tax-Related Items will be determined as of the effective date of the Option exercise and will be applied as a credit against the withholding taxes and any other Tax Related Items payable by you.  You shall pay to the Company or such Company Affiliate (as the case may be) any amount of Tax-Related Items that the Company or the Employer Entity may be required to withhold from your compensation as a result of your participation in the Plan or your exercise or purchase of the Option Shares that cannot be satisfied by the means previously described.  Finally, you acknowledge that the Company has no obligation to deliver any Option Shares to you until you have satisfied your obligations to pay the Tax-Related Items as described in this Section.

10.Consent to Electronic Delivery of All Plan Documents and Disclosures.  By your acceptance of the Option and entry into this Agreement, you consent to the electronic delivery of this Agreement, the Plan, account statements, Plan Prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option or this Agreement. Electronic delivery may include the delivery of a link to a Company intranet or to the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other delivery method as may be determined by the Company in its discretion.  You acknowledge that (i) the Company may, in its discretion, provide or send paper copies to you of any of the foregoing documents either in lieu of or in addition to electronic copies thereof and (ii) you may elect to receive from the Company a paper copy of any such documents that have been or may be delivered electronically at no cost to you, if you contact the Company by telephone, through a postal service or electronic mail at _______@ff-inc.com.  You understand that you are not required to consent to electronic delivery and that, if you do consent to electronic delivery, your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by you by notifying the Company of such revocation or any revised consent, by telephone, postal service or electronic mail at _______@ff-inc.com.

11.Compliance with Laws and Regulations.

(a)The exercise of the Option and issuance of Option Shares upon such exercise will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such exercise.  The Option Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, as determined by the Company in its sole discretion.

(b)The Company will use its diligent efforts to obtain from any applicable regulatory agency such authority or approvals as may be required in order to issue Option Shares to you upon exercise of the Option, in whole or in part.  The inability of the Company to obtain any such authority or any approvals which are deemed by the Company’s counsel to be necessary for the lawful issuance of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance of such Shares as to which such requisite authority or any such approvals have not been obtained.

12.Governing Law; Severability; Jurisdiction over Disputes.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereunder and under the Plan shall be governed, construed and interpreted in accordance with, and enforced under, the laws of the State of Delaware, without giving effect to its conflicts of law rules or principles.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms. Unless otherwise agreed in writing by the Company, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall be the sole and exclusive forum for purposes of litigating any dispute that may arise directly or indirectly out of or in connection with the Option, or its grant or exercise, the issuance of the Option Shares or this Agreement or the Plan and each of you and the Company irrevocably consents to the exclusive jurisdiction of such courts with respect to the litigation of any such disputes.

13.No Effect on Employment or Service.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.

14.Lock-Up Agreement.  Upon request of the Company or the underwriter or underwriters managing any underwritten offering of the Company’s securities (the “Managing Underwriter(s)”), you hereby agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such managing underwriter(s), as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration (the “Lockup Period”) as may be requested by the Company or such managing underwriter(s) and to execute an agreement reflecting the foregoing as may be requested by the Company or the managing underwriter(s) at the time of, or within thirty (30) days prior to, the filing of the registration statement for such underwritten offering; provided, however, that, if during the last seventeen (17) days of the Lockup Period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the Lockup Period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the Lockup Period, then, upon the request of the managing underwriter(s), to the extent required by any FINRA rules, the restrictions imposed by this Section shall continue to apply until the end of the third trading day following the expiration of the fifteen (15)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.  In no event will the restricted period extend beyond two hundred sixteen (216) days after the effective date of the registration statement.  The rights of the Company and any managing underwriter(s), and your obligations, under this Section 14 shall survive the grant and exercise of the Option until such time as the Option Shares acquired on exercise of the Option have been sold or otherwise transferred in compliance with the Securities Act (as defined in the Plan) or in reliance on any exemptions from the registration requirements thereof.

15.Award Subject to Company Clawback or Recoupment.  To the extent permitted by applicable law, the Option, the Option Shares and the proceeds from any sale or other transfer or disposition of the Option Shares shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service with the Company or any Company Affiliate that is applicable to you.  In addition to any other remedies available under such policy, applicable law may require the cancellation of your Option (whether vested or unvested) and/or the recoupment of any gains realized upon or in connection with the sale or other disposition of any of the Option Shares.

16.Entire Agreement; Amendments and Waivers.  This Agreement (inclusive of Attachment A) and the Plan constitute the entire agreement and contain all of the understandings of the parties relating to the subject matter herein and supersede all prior discussions between them with respect thereto.  Any prior agreements, commitments or negotiations concerning this Option are superseded.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement, prior to the expiration or earlier termination of such rights under this Agreement or the Plan, shall not be construed as a waiver of any rights of such party.

17.Binding Agreement.  All covenants and agreements herein contained by or on behalf of any of the parties shall bind and inure to the benefit of the parties and their respective successors by operation of law and any persons to which the Company may assign its rights hereunder and any Permitted Transferee of Participant to whom the Option or Participant’s rights hereunder may be assigned or transferred in accordance with this Agreement and the Plan.

18.Interpretation.  This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof shall, for any reason, be construed against a party.  Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the terms “including” and “include” shall not be limiting and shall mean “including, but not limited to,” or “include without limitation”, and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear.  The section, subsection and any paragraph headings contained herein are for convenience of reference only and are not intended to and shall not define, limit or affect, and shall not be considered in connection with, the interpretation or application of any of the terms or provisions of this Agreement.

19.Conflicts.  If any of the terms or provisions contained in this Agreement conflict with any of the terms or provisions of the Plan, and such conflict cannot be resolved by the Committee in a manner that is consistent with the terms and purposes of the Plan, then the terms or provisions of the Plan shall control in that instance.

20.Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid (or by such other method as the Administrator may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention:  the Chief Financial Officer, and if to the Participant , at his or her most recent address as shown in the employment or stock records of the Company.

21.Counterparts.  This Agreement may be executed in two or more counterparts, and each such executed counterpart, and any photocopy, facsimile copy, digital and pdf. copy thereof, shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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ATTACHMENT A

ADDITIONAL TERMS AND CONDITIONS

Set forth below are additional terms or conditions that are applicable to the Option, which terms or conditions are hereby incorporated into and made an integral part of the Option Agreement.

Any term with an initial capital letter contained, but not defined, in this Attachment A, shall have the meaning given to it in this Option Agreement or in the Plan, unless the context in which such term is used in this Attachment A clearly indicates that a different meaning is intended.

1.Payment of Exercise Price (check appropriate box):

Subject to applicable law, Participant shall: ☐Participant shall not: ☐  be permitted to pay the Exercise Price of his/her Option by (i) the Company’s cancellation of a number of the Option Shares otherwise issuable on exercise of the Option, or delivery to the Company and cancellation of a number of shares of Company Common Stock already owned by Participant, in either case, with a Fair Market Value, as of the date of exercise of the Option, equal to the aggregate exercise price of the Option Shares being exercised, or (ii) from the proceeds of a voluntary sale or a mandatory sale arranged by the Company of Option Shares which are at least sufficient to pay the aggregate Exercise Price of the Option Shares being exercised, or any combination of the foregoing.

2.Payment of Withholding Taxes (check appropriate box):1

Subject to applicable law, Participant shall:  ☐ Participant shall not:  ☐: be permitted to pay the withholding taxes and any other Tax-Related Items (as defined in the Option Agreement) by (i) the Company’s cancellation of a number of the Option Shares otherwise issuable on exercise of the Option, or delivery to the Company and cancellation of a number of shares of Company Common Stock already owned by Participant, in either case, with a Fair Market Value, as of the date of exercise of the Option, equal to the aggregate amount of the withholding taxes and any other Tax-Related Items required to be withheld in connection with or as a result of the exercise of the Option, or any combination of the foregoing.

[NOTE:  If there are no other additional terms or conditions, please insert the word “NONE” below.  If, on the other hand, there are other additional terms or conditions (for example, such as, but not limited to, performance conditions), insert those other terms and/or conditions below and on additional pages if necessary.]

PARTICIPANT: Signature: Print Name:	FIRST FOUNDATION INC. By: Name: Its:

[1]	Applicable only to Participants who are employees of the Company or of any Affiliate of the Company.

A-1